Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Xenetic Biosciences, Inc.

Commission file # 333-178082

We have received a copy of, and are in agreement with, the statements being made by Xenetic Biosciences, Inc. in Item 4.01 of its Form 8-K dated April 9, 2014 and captioned “Changes in Registrant’s Certifying Accountant.” We agree with all statements pertaining to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely:

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

April 9, 2014